UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - June 16, 2006
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
 (Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 16, 2006, U.S. Geothermal Inc. and Idaho Power Company terminated two 10 megawatt (MW) power purchase agreements (“PPAs”) for Phase 2 of the company’s Raft River project, without further obligation on either party. The terminated PPAs were limited to 10 MW per plant under the Public Utility Regulatory Policies Act of 1978 (“PURPA”). The company had requested termination of the PPAs in order to take advantage of changes in market conditions resulting from widely anticipated carbon regulation which will increase the cost of power sourced from coal. As a result of limited opportunities to purchase baseload geothermal power, utilities across the Western United States have evidenced interest in discussing power purchases from the company’s Raft River geothermal resource, leading the company to believe that it will be able to execute PPAs for 13 MW. The company believes the additional MW in each plant will provide greater return for the company’s shareholders.

Item 7.01 Regulation FD Disclosure.

On June 16, 2006, the Company issued a press release announcing that at the company’s request, the two 10 MW PPAs with Idaho Power Company for the two Phase 2 power purchase agreements for the Raft River project were terminated without further obligation on either party. The press release also announced the company’s receipt of a letter of intent from an Oregon utility for a 13 MW power purchase agreement for one of the planned Phase 2 power plants. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 8.01 Other Events

US Geothermal has received a letter of intent from Eugene Water and Electric Board (“EWEB”), of Eugene, Oregon, for EWEB’s purchase of the full 13 MW electrical output from one of the company’s planned Phase 2 power plants. The parties have exchanged a draft PPA and anticipate completing it by the end of July.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Copy of Press Release issued June 16, 2006

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 16, 2006	US Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer